Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. INCREASES QUARTERLY DIVIDEND FOR COMMON STOCKHOLDERS BY 20%

Jericho, NY – January 31, 2024 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (collectively “Esquire”), today announced an increase to its regular quarterly dividend by 20% to $0.15 per share of common stock, payable on March 1, 2024, to each stockholder of record on February 15, 2024.

“Our consistent industry leading performance and growth over the past several years has allowed the Company to increase its regular stockholder dividend by 20%,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President.  “This marks the third consecutive increase for Esquire’s stockholders since initiating dividends in 2022.”

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com